EXHIBIT 11.1

                  International Fibercom, Inc. and Subsidiaries
                        Computation of Earnings Per Share

                                                         Years Ended
                                                         -----------
                                                         December 31,
                                                         ------------
                                                     1996           1995
                                                     ----           ----

Weighted average shares outstanding (1)           5,716,600      4,417,072
                                                  ========================

(1) Earnings per share are based upon the weighted average number of shares outstanding for each of the respective years. Fully diluted earnings per share are not presented as they are anti-dilutive.